Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO OPERATING RESULTS IMPROVE;
DISCONTINUED OPERATIONS REPORT LOSS

•	Record ferrous shipments; Non-ferrous shipments increase 22%.

•	Operating income of $2.1 million vs. $600,000 year-over-year.

•	EBITDA increases 15% to $7.6 million from $6.6 million year-over-year.

CRANFORD, NJ, November 14, 2014 – Metalico, Inc. (NYSE MKT: MEA) today announced third quarter operating income from continuing operations of $2.1 million, an increase from $600,000 for the prior year period excluding impairment charges.

Consolidated EBITDA was $7.6 million before the impact of discontinued operations, compared to $6.6 million in the third quarter of 2013. Reported operating results exclude Lead Fabricating segment operations, which have been classified as discontinued operations pending sale.

Net loss from continuing operations was $2.1 million or $0.04 per share, principally due to higher interest expense and tax provision. Inclusive of a $4.9 million discontinued operations loss, net loss was $7 million, or $0.14 per share.

The Company posted sales of $129 million from continuing operations for the quarter, a 9% increase over $118 million in the comparable 2013 period.

Record ferrous metal shipments combined with near-record non-ferrous shipments contributed to increased sales. Ferrous scrap pricing was about 5% higher, partially offset by lower non-ferrous selling prices and product mix.

Metalico had previously announced its intent to divest non-core assets and apply proceeds to reduce its debt. The Company reported it has made substantial progress toward the sale of its Lead Fabricating Segment and has reclassified its lead business as discontinued operations pending sale as required under applicable accounting standards.

On October 21, 2014, the Company pre-announced estimated sales and operating income, both of which included Lead Segment operating results. See Table I for reconciliation of those results to reported operating results.

Quarterly Results from Continuing Operations

Except where indicated, year-over-year comparisons to the third quarter appearing below have been adjusted to exclude discontinued operations.

•	Record ferrous metal shipments were 160,400 gross tons. Non-ferrous shipments jumped 22% to 55.4 million pounds, the Company’s second highest level on record.

•	Sales increased 9% to $129 million from $118 million.

•	Operating income of $2.1 million more than tripled from $600,000 excluding impairment charges.

•	Loss from continuing operations was $2.1 million, impacted by higher interest expense and tax provision. This compares to a $27 million loss that was primarily due to non-cash impairment charges.

•	Loss per share from continuing operations was $0.04, compared to a loss of $0.56.

•	Including discontinued lead operations, EBITDA increased 15% to $7.6 million from $6.6 million.

Sequential Comparison to Second Quarter of 2014

Except where indicated, operating results for the third quarter as compared to the second quarter appearing below are adjusted to exclude discontinued lead operations.

•	Unit volumes rose by 8% for ferrous scrap but fell 2% for non-ferrous from the prior quarter’s record high of 56.6 million pounds.

•	Sales rose 2% to $129 million from $126 million.

•	Operating income was $2.1 million compared to $1.9 million.

•	Including discontinued operations, EBITDA rose 9% to $7.6 million from $7 million.

Result Drivers in the Period

In the quarter, Metalico’s ferrous and non-ferrous recycling business experienced moderately volatile selling prices compared to the sequential and prior-year quarters. Year-over-year ferrous pricing increased $17 per gross ton to $383 but non-ferrous dropped to $0.89 per pound from $0.95. Sequentially, non-ferrous pricing was virtually flat, while ferrous prices fell $5 per gross ton. Net sales from continuing scrap operations increased by $11 million to $129 million, driven by higher product shipments for both ferrous and non-ferrous scrap metal. The gross metal margin remained virtually unchanged from both the second quarter of 2014 and prior year period.

Year-over-year operating expenses were up $655,000 principally due to wages and related benefits from increased headcount needed to process higher volumes. Selling, general and administrative expense declined by $500,000, or 10%, and represented 3.5% of sales for the quarter and 4% year to date, compared to 4.6% for 2013 year to date. The decline in SG&A expense resulted from the Company’s continuing efforts to consolidate administrative functions and implementation of technology-related productivity improvements.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Metalico delivered a solid operating performance in the third quarter of 2014. In particular, the Company benefitted from significantly increased non-ferrous shipment levels and continued strong control over metal purchases and overall expenses.”

He continued, “Including the Lead Fabricating segment, for the first nine months of 2014 Metalico generated adjusted EBITDA of $17.4 million compared with $14.8 million in the prior year period. Additionally, third quarter operating income, inclusive of the Lead Fabricating segment, increased 78% to $3.2 million from $1.8 million in the prior year quarter.

“Looking ahead past the anticipated divestiture of the lead segment and significant deleveraging of our balance sheet, our focus remains on improving metal margins, expanding volumes and investing in opportunities to grow our scrap business. We are encouraged to see a more plentiful supply of scrap, which is consistent with a steady recovery in the manufacturing sector of the U.S. economy.”

Agüero concluded, “We believe that ongoing efforts to optimize asset mix, selectively invest in capital improvements, and preserve financial flexibility are bearing fruit. Throughout the tumultuous last few months Metalico has never failed to pay vendors on the agreed upon terms and we will continue to do so. We thank and commend our employees for their hard work and their steadfast and unwavering support of the Company.”

Quarterly volume of units sold
			Q3 2014		Q3 2014
	Q3 2014	Q2 2014	Change	Q3 2013	Change

Ferrous (gross tons)	160,400	148,400	8%	152,200	5%
Non-Ferrous (pounds)	55,402,000	56,596,000	-2%	45,436,000	22%

Financial Update

In October, Metalico amended its senior secured financing agreement and cured loan covenant defaults that previously required all outstanding debt balances to be classified as short term liabilities. Working capital at September 30, 2014 was $126 million, as compared to $112 million in December. Total Debt of $126 million on September 30, was virtually unchanged from December 31, 2013. Anticipated debt balance at year end should be $85 million, reflecting the October debt-to equity conversion and assuming the completion of a sale of the Lead Fabricating Segment.

On September 30, the Company had cash on hand of $7.5 million and availability under its revolver of $11.5 million for combined liquidity resources of $19 million, sufficient to operate its business and for general corporate purposes.

For the nine months ended September 30, Metalico’s continuing operations generated $11.8 million of cash from operating activities, compared to $14.2 million through nine months of last year. Year to date 2014, Metalico’s continuing operations have invested a total of $6.2 million for equipment and capital improvements, compared to $7.5 million year-to-date 2013.

Business Outlook

Ferrous: Demand for domestic and export scrap is expected to remain subdued through the remainder of the year. Sluggish economic activity in Europe and elsewhere and a stronger U.S. dollar is expected to accelerate imports of finished and semi-finished steel into the U.S., pressuring domestic steel industry capacity utilization.

Steel industry capacity utilization is trending lower. Consequently, demand for raw materials is slipping while the supply of ferrous scrap is plentiful, moderating scrap procurement prices. Tonnage shipments should continue at seasonably comparable levels, but ferrous commodity selling prices are likely to remain pressured.

Non-Ferrous (Including Aluminum Deox): Increased scrap demand for aluminum products, particularly driven by the automotive industry, has kept prices and volumes at record levels. Metalico anticipates this trend will continue and possibly intensify over the next couple of years provided worldwide auto sales continue to grow.

Alternatively, the demand for copper and stainless steel-related scrap of late has not been sufficient to support price levels, which softened in the third quarter and are expected to remain tepid going into next year. The Company is optimistic that non-ferrous product shipments should continue above prior year levels.

Platinum Group: Prices of platinum group metals and minor metals have been slipping in tandem with the precious metals group, driven in part by the strong rise of the U.S. dollar. While demand has remained steady, prices are unlikely to recover until the U.S. dollar index makes a meaningful correction.

About Metalico

Metalico, Inc. and its subsidiaries operate thirty-one Ferrous and Non-Ferrous Scrap Metal Recycling facilities, including PGM and Minor Metals Recycling. Company recycling facilities, including three automobile shredders, are located in New York, Pennsylvania, Ohio, West Virginia, New Jersey and Texas. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Business Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2014, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
		(Unaudited)
	($thousands, except per share data)
Revenue	$128,586	$117,748	$372,990	$348,264

Costs and expenses Operating expenses	118,089	108,152	345,387	323,747
Selling, general, and administrative expenses	4,477	4,953	14,885	15,958
Impairment charges	—	38,737	—	38,737
Gain on acquisition	—	(105)	—	(105)
Depreciation and amortization	3,873	4,182	11,705	12,303

	126,439	155,919	371,977	390,640

Operating income(loss)	2,147	(38,171)	1,013	(42,376)

Financial and other income (expense)
Interest expense	(2,980)	(2,287)	(7,665)	(6,727)
Gain on debt extinguishment	—	324	—	324
Other	22	352	52	364

	(2,958)	(1,611)	(7,613)	(6,039)

Loss from continuing operations before income taxes	(811)	(39,782)	(6,600)	(48,415)
Provision (benefit) for federal and state income taxes	1,302	(12,752)	580	(14,520)

Loss from continuing operations	(2,113)	(27,030)	(7,180)	(33,895)
(Loss) income from discontinued operations net of income taxes	(4,898)	(669)	(3,765)	2,235

Consolidated net loss	(7,011)	(27,699)	(10,945)	(31,660)
Net loss attributable to noncontrolling interest	108	48	423	98

Net loss attributable to Metalico, Inc.	$(6,903)	$(27,651)	$(10,522)	$(31,562)

(Loss) Income per common share:
Basic and Diluted
Loss from continuing operations	$(0.04)	$(0.56)	$(0.14)	$(0.71)
(Loss) Income from discontinued operations	$(0.10)	$(0.02)	$(0.08)	$0.05

Net loss	$(0.14)	$(0.58)	$(0.22)	$(0.66)

Weighted average common shares outstanding:
Basic and diluted	48,219,340	48,035,117	48,199,728	47,909,811

METALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

As of September 30, 2014 and December 31, 2013

	2014	2013
	($thousands)
ASSETS
Current Assets
Cash	$7,524	$7,056
Trade receivables, less allowance for doubtful accounts.	58,635	53,417
Inventories	50,736	69,683
Assets of discontinued operations	36,025	—
Prepaid expenses and other current assets	7,116	10,317

Total current assets	160,036	140,473
Property and equipment, net	81,515	98,748
Goodwill and other intangibles, net	45,287	53,893
Other assets, net	7,630	7,899

Total assets	$294,468	$301,013

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of other long-term debt	$6,392	$6,327
Accounts payable and accrued expenses	25,360	21,801
Liabilities of discontinued operations	2,793	—

Total current liabilities	34,545	28,128

Long-Term Liabilities
Senior unsecured convertible notes payable	24,262	23,172
Other long-term debt, less current maturities	95,100	97,919
Deferred income taxes and other long-term liabilities	3,051	3,562

Total long-term liabilities	122,413	124,653

Total liabilities	156,958	152,781

Equity
Common stock	48	48
Additional paid-in capital	185,743	185,520
Accumulated deficit and other comprehensive loss	(48,911)	(38,389)

Total Metalico, Inc. and Subsidiaries equity	136,880	147,179
Noncontrolling interest	630	1,053

Total equity	137,510	148,232

Total liabilities and equity	$294,468	$301,013

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months
	September 30,	September 30,	September 30,	Ended
			2014	September 30,
	2014	2013		2013
	(UNAUDITED)
	($thousands)
EBITDA	$7,580	$6,614	$17,421	$14,843
Less:
Interest expense	2,980	2,287	7,665	6,727
Impairment charges	—	38,737	—	38,737
Gain on debt extinguishment	—	(324)	—	(324)
Stock-based compensation	54	203	232	788
(Benefit) Provision for federal and state income taxes	1,302	(12,752)	580	(14,520)
Depreciation and amortization	3,873	4,182	11,705	12,303
Noncontrolling interest	108	48	423	98
Financial instruments fair value adjustments	—	—	—	(3)
Discontinued operations:
Anticipated loss on sale	6,640	—	6,640	—
Depreciation and amortization	386	408	1,180	1,231
(Benefit) provision for federal and state income taxes	(730)	1,918	(5)	1,751
Equity in (gain) loss of unconsolidated investee	—	(42)	(2)	76
Other	(22)	(352)	(52)	(361)

Net (loss) income	$(7,011)	$(27,699)	$(10,945)	$(31,660)

Table I -Reconciliation of reported results to Continuing operations and discontinued operations, for the quarters and nine months ended September 31, 2014 and 2013, excluding any anticipated loss on sale of discontinued operations and impairment charges.

(Unaudited) Three months ended

($ thousands)	(A)		(B)
	Continuing		Discontinued		(C)
	operations		Operations		Combined
	September 30,		September 30,		September 30,
	2014	+	2014	=	2014	September 30, 2013
Revenue	$128,586		$17,991		$146,577	$135,783

Costs and expenses Operating expenses	118,089		15,589		133,678	123,613
Selling, general, and administrative expenses	4,477		1,004		5,481	5,914
Gain on acquisition	—		—		—	(105)
Depreciation and amortization	3,873		386		4,259	4,589

	126,439		16,979		143,418	134,011

Operating income	$2,147		$1,012		$3,159	$1,772

EBITDA	$6,182		$1,398		$7,580	$6,614

(Unaudited) Nine months ended

($ thousands)	(A)		(B)
	Continuing		Discontinued		(C)
	operations		Operations		Combined
	September 30,		September 30,		September 30,
	2014	+	2014	=	2014	September 30, 2013
Revenue	$372,990		$51,085		$424,075	$403,375

Costs and expenses Operating expenses	345,387		44,034		389,421	370,669
Selling, general, and administrative expenses	14,885		3,003		17,888	18,854
Gain on acquisition	—		—		—	(105)
Depreciation and amortization	11,705		1,180		12,885	13,533

	371,977		48,217		420,194	402,951

Operating income	$1,013		$2,868		$3,881	$424

EBITDA	$13,373		$4,048		$17,421	$14,843